Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 8, 2004, except for Notes 1 and 8, as to which the date is December 13, 2004 and except for Notes 4 and 17, as to which the date is April 11, 2005 and except for Note 3, as to which the date is September 9, 2005, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-125168) and related Prospectus of Integrated Electrical Services, Inc. for the registration of 15,384,615 shares of its common stock.

/s/    Ernst & Young LLP

Houston, Texas

October 6, 2005